Exhibit 99.5

CONSENT OF CRAIG MACNAB

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, as amended (File No. 333-216439), filed by Forest City Realty Trust, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “Registration Statement”) and any prospectus and/or proxy statement contained therein, as a person who is expected to become a director of the Company, and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 14, 2017

By:	/s/ Craig Macnab
Craig Macnab